                                                            EXHIBIT 11


                   AMERICAN SOFTWARE, INC. AND SUBSIDIARIES
            Statement re: computation of Per Share Earnings (Loss)



                                                       Three Months Ended
                                                     ----------------------
                                                            July 31,
                                                     ----------------------
                                                        1996        1995
                                                    -----------  ----------

Common stock:
  Weighted average common
     shares outstanding:
       Class A shares                                17,468,489  17,423,061
       Class B shares                                 4,829,289   4,840,489
                                                    -----------  ----------
                                                     22,297,778  22,263,550
  Dilutive effect of outstanding
     Class A common stock
     options (as determined by
     the application of the treasury
     stock method using the
     average market price for
     the period)                                              -   1,127,669
                                                    -----------  ----------

          Totals                                     22,297,778  23,391,219
                                                    ===========  ==========

Net earnings (loss)                                 $(1,203,160)   $367,962
                                                    ===========  ==========

Earnings (loss) per common
  and common equivalent share                       $      (.05) $       .02
                                                    ============    ========

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